UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): October 26, 2021
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TransUnion

(Exact name of registrant as specified in its charter)
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Delaware	001-37470	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street,	Chicago,	Illinois	60661
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (312) 985-2000
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Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐    Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐    Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TRU	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
Stock Purchase Agreement
On October 26, 2021, Trans Union LLC (the “Company”), a Delaware limited liability company and subsidiary of TransUnion, a Delaware corporation, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with nThrive, Inc. (the “Purchaser”), a Delaware corporation backed by Clearlake Capital Group L.P. (the “Sponsor”) and its affiliated funds, pursuant to which, among other matters, the Company has agreed to sell its healthcare revenue cycle management and data analytics insights business (referred to herein as the “Business”) to the Purchaser for an aggregate purchase price of $1.735 billion, subject to customary adjustments as set forth in the Stock Purchase Agreement relating to working capital, cash, indebtedness and transaction expenses of the Business (the “Transaction”).
The Stock Purchase Agreement provides that the closing of the Transaction is subject to the satisfaction or waiver of customary closing conditions, including, among other things, (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the absence of any law or governmental order enjoining, making illegal or otherwise prohibiting the consummation of the Transaction. The Company is targeting a closing of the Transaction in the fourth quarter of 2021, subject to the satisfaction or waiver of such customary closing conditions.
The Stock Purchase Agreement contains customary representations, warranties and covenants from the Company and the Purchaser. Between the date of the Stock Purchase Agreement and the closing of the Transaction, subject to certain exceptions, the Company has agreed to conduct, and to cause its relevant subsidiaries to conduct, the Business in the ordinary course of business in all material respects and to keep intact the business organizations and goodwill of the Business.
The representations and warranties made by each party were made solely for the benefit of the other party and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the Stock Purchase Agreement if those statements prove to be inaccurate; (ii) may have been qualified in the Stock Purchase Agreement by disclosures that were made to the other party in disclosure schedules to the Stock Purchase Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Stock Purchase Agreement or such other date or dates as may be specified in the Stock Purchase Agreement.
The Stock Purchase Agreement does not contain indemnification provisions related to the representations and warranties in the agreement, and the representations and warranties of the parties will not survive post-closing.
Either party has the right to terminate the Stock Purchase Agreement under certain circumstances. Those circumstances include (i) mutual consent; (ii) as a result of a non-appealable governmental action or law under applicable antitrust laws that permanently enjoins or otherwise prohibits the transactions contemplated by the Stock Purchase Agreement; (iii) failure to consummate the Transaction by April 26, 2022 (the “Outside Date”); or (iv) as a result of certain material breaches by either party of its representations, warranties, agreements or covenants contained in the Stock Purchase Agreement if such breach has not been cured, if curable, within the earlier of thirty (30) days after notice of such breach and one (1) business day prior to the Outside Date.
The Purchaser has obtained equity commitments from certain funds affiliated with the Sponsor and a debt financing commitment (the “Debt Financing”) from a group of debt financing sources led by JPMorgan Chase Bank, N.A.
The Purchaser is required to pay the Company a termination fee of $112.775 million (the “Reverse Termination Fee”) if the Stock Purchase Agreement is terminated under certain circumstances specified in the Merger Agreement. Certain funds affiliated with the Sponsor have agreed to guarantee the obligations of the Purchaser under the Stock Purchase Agreement to pay the Reverse Termination Fee and related costs of collection, on the terms and subject to the conditions set forth in a limited guaranty in favor the Company.

The foregoing summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which will be filed as an exhibit to TransUnion's Annual Report on Form 10-K for the year ended December 31, 2021.
Item 7.01    Regulation FD Disclosure.
On October 26, 2021, TransUnion issued a press release announcing their entry into the Stock Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.
The information furnished pursuant to Item 7.01 of this Current Report, including Exhibit 99.1 shall not be considered “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section, nor shall it be incorporated by reference into future filings by TransUnion under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, unless TransUnion expressly sets forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release of TransUnion, dated October 26, 2021 (furnished pursuant to Item 7.01).
104	Cover page Interactive Data File (embedded within the inline XBRL file).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION

Date: October 26, 2021	By:	/s/ Todd M. Cello
	Name:	Todd M. Cello
	Title:	Executive Vice President, Chief Financial Officer